Exhibit 10.2

February 15, 2018

John T. Rynd

c/o Tidewater Inc.

6002 Rogerdale Road, Suite 600

Houston, TX 77072

Re:	Agreement to Base Salary Reduction

Dear John:

As we have discussed, the Compensation Committee of our Board of Directors decreased base salaries for certain executive officers by 15% effective January 1, 2018 (the “Salary Reduction’) in support of our cost-cutting efforts.

Tidewater has entered into an employment agreement with you, executed on February 15, 2018 and effective as of March 5, 2018 (the “Agreement”). Section 2.1 of the Agreement establishes your initial annual base salary at $705,000, which may not be decreased except with your written consent (as defined in the Agreement, the “Base Salary”).

This letter is to memorialize our mutual agreement that, in consideration of the Salary Reduction, your Base Salary will be reduced to $600,000 effective as of March 5, 2018 (your first day as an officer of Tidewater). By countersignature below, you are providing your written consent to this reduction in Base Salary, which will remain in place until such time as the Salary Reduction is lifted for other Tidewater executive officers.

IN WITNESS WHEREOF, this letter agreement is executed effective as of the date first written above.

TIDEWATER INC.

/s/ Thomas R. Bates, Jr.
Thomas R. Bates, Jr.
Chairman of the Board of Directors

Acknowledged and Agreed to as of the Date First Written Above:

/s/ John T. Rynd
John T. Rynd